Exhibit 99.1

PRESS RELEASE

100 Glenborough Drive Suite 100 Houston, TX 77067	Contact: Greg Panagos: 281-872-3125 Investor Relations@nobleenergyinc.com
WILLIAM T. VAN KLEEF ELECTED TO NOBLE ENERGY, INC. BOARD
HOUSTON (November 11, 2005) — Noble Energy, Inc. (NYSE: NBL) announced today that its Board of Directors elected William T. Van Kleef to its board, increasing the number of directors to eight.
Mr. Van Kleef served in executive management positions at Tesoro Corporation from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer.
Noble Energy’s Chairman, President, and CEO, Charles D. Davidson, commented: “On behalf of Noble Energy’s board, we are all pleased to have an executive with Mr. Van Kleef’s proven abilities join our team. Bill’s broad knowledge of all aspects of the energy industry will be invaluable to our company’s future growth and success.”
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as the recently added Patina Oil & Gas properties located primarily in Colorado’s Wattenberg Field, the Mid-continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.